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                                                                    EXHIBIT 20.1

Partners First Credit Card Master Trust (PRCMT)
Excess Spread Analysis - September 2001

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
                                                                           Delinquencies
                                 Monthly        Gross       Net
                      Excess     Payment      Portfolio   Charge-     30-59      60-89
                      Spread      Rate         Yield       Offs       days       days      90+ days
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
Series 1998-3
       Aug-01         4.05%       10.18%       19.39%      9.67%      1.89%      1.28%      2.69%
       Sep-01         3.85%        8.97%       17.60%      8.23%      2.05%      1.45%      2.76%
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